Exhibit 10.1

                                                                                                     Re:     Board of Director Compensation - -

                                                                                                                Restricted Stock Unit Award

Dear __________:

        The purpose of this letter is to confirm that, effective ____________, ______, you have been awarded ________ restricted stock units of Talbots stock under the Talbots Director ______ Plan as part of your compensation for service as a Talbots director. [Pursuant to the stock ownership guidelines which are part of the approved director compensation program, ________ of these share units will be mandatorily deferred into the Director Deferred Compensation Program until the date of cessation of your service on the Board.]

        The ______ share units awarded will be subject to a _____ [year] [monthly] vesting period established under the program, and will therefore vest on ___________. At such time, ______ shares will be issued to you in your name [and the balance will be deferred until you leave the Board].

        The Talbots Human Resource Department will provide you with additional information in the near future on other particulars of the program. In the interim, please let me know if I can assist in any way.

                                                                                                        Very truly yours,

                                                                                                         Richard T. O’Connell, Jr.

                                                                                                         Secretary

RTOC:LM

Enc.